Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of National Commercial Bank Jamaica Limited of our report dated December 22, 2011, relating to the financial statements of National Commercial Bank Jamaica Limited, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers

Kingston, Jamaica W.I.

May 18, 2012

PricewaterhouseCoopers, Scotiabank Centre, cnr. Duke and Port Royal Street, WI, Jamaica
T: 876 922 6230 / 876 952 5065, F: 876 922 7581, www.pwc.com/jm

C.D.W. Maxwell P.W. Pearson E.A. Crawford J.W. Lee P.E. Williams G.L. Lewars L.A. McKnight L.E. Augier A.K. Jain B.L. Scott B.J.Denning
G.A. Reece P.A. Williams R.S. Nathan